Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

BALL MILLS IN PLACE AS RANDGOLD RESOURCES' NEW MINE REACHES COMMISSIONING PHASE

BAMAKO, MALI, 13 MAY 2005 (LSE:RRS)(NASDAQ:GOLD) - London and Nasdaq listed gold miner Randgold Resources has announced that construction at its new Loulo mine in Mali had entered its final phase with the completion of the positioning of the two ball mills today.

"The mills are the main items of equipment in the gold processing plant. Now that they have been safely positioned on their bearing pedestals, we have entered the final construction lap before commissioning and gold production, scheduled to start next quarter," said general manager capital projects John
Steele.

"From this point, we have to connect up the conveyor belts, piping and electrical cable which links the crushers, mills and tanks in order to complete the circuit. This is the busiest period of our construction programme and our peak in terms of site manpower too," he said.

The new plus 8 million ounce Loulo Gold Mine, is Randgold Resources' second mine development after Morila, also in Mali. The first phase of the project will have an annual production of 200 000 to 220 000 gold ounces through open-pit mining but the potential exists to extend the mine through long-term underground operations. Deep drilling programmes are in progress to further define the extent of the orebodies and form part of an underground development study currently being completed by SRK consulting.

Jaco Vosloo, Loulo project manager for main contractors MDM said the Loulo project had presented some logistical challenges thus far, in particular the transport of the mills from South Africa to Dakar and from there to site in
Mali. "We are pleased that we have been able to overcome all challenges and are confident that we will continue to deliver in a professional manner. Loulo has been an exciting project to work on and we look forward to its successful completion in the next few months."

Lamine Gueye, managing director of Compagnie Senegalaise de Transports
Transatlantiques Afrique de l'Ouest (CSTTAO) which organised the transport of the ball mills from Dakar to the site in Mali, said that the successful delivery of the mills could only have been accomplished through teamwork. "We had to work together in unpredictable and difficult conditions in order to get these mills on site and on time," he said.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 791 709 8939
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847,
Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the United States
Securities and Exchange Commission (the `SEC') on 30 June 2004. Randgold
Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.